Exhibit 23.3

CONSENT OF EKS&H LLLP

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) for the registration of $750 million of senior notes and to the incorporation by reference therein of our report dated July 11, 2013 relating to the statements of operating revenues and direct operating expenses of properties acquired by Kodiak Oil & Gas Corp. from Liberty Resources LLC for the year ended December 31, 2012.

/s/ EKS&H LLLP

EKS&H LLLP

Denver, Colorado
September 20, 2013